RiverSource Life Insurance Company                      RIVERSOURCE
(70100 Ameriprise Financial Center)                            Insurance
(Minneapolis, MN 55474)




FLEXIBLE PREMIUM SURVIVORSHIP
VARIABLE LIFE INSURANCE POLICY

- DEATH BENEFIT PAYABLE AT LAST SURVIVING INSURED'S DEATH.
- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN.
- DEATH BENEFIT GUARANTEES AS DESCRIBED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.


Insureds:         (John Doe)                Policy Number:      (9090-1234,567)
                  (Jane Doe)

                                            Initial Specified
Policy Date:      (January 15, 2001)        Amount:             $(100,000)

This is a life insurance policy. It is a legal contract between you, as the owner, and us, RiverSource Life Insurance Company, A Stock Company. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of your application and payment of the initial premium, we issue this policy and we promise to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the last surviving insured died while this policy was in force. (See "Death Benefits" on page 11.)

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE AS DESCRIBED HEREIN DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS.

THE POLICY VALUE OF THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO GUAR-ANTEED MINIMUM POLICY VALUE.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY FOR 20 DAYS. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS POLICY, RETURN IT TO US OR OUR REPRESENTATIVE WITHIN 20 DAYS AFTER YOU RECEIVE IT. WE WILL THEN CANCEL THIS POLICY AND REFUND ALL PREMIUMS WHICH YOU HAVE PAID. THIS POLICY WILL THEN BE CONSIDERED VOID FROM ITS START.

Signed for and issued by RiverSource Life Insurance Company in Minneapolis, Minnesota, as of the policy date shown above.

PRESIDENT:

Timothy V. Bechtold

SECRETARY:

Thomas R. Moore


30090 C                                                                    2/01

                          GUIDE TO POLICY PROVISIONS


POLICY DATA                         IMPORTANT POLICY INFORMATION/PAGE 3

DEFINITIONS                         IMPORTANT WORDS AND MEANINGS/PAGE 4

INSURANCE CONTRACT                  ENTIRE CONTRACT; INCONTESTABILITY;
                                    SUICIDE PROVISION; POLICY EXCHANGE;
                                    MISSTATEMENT OF AGE OR SEX;
                                    TERMINATION/PAGE 5

OWNER AND BENEFICIARY               OWNER'S RIGHTS; CHANGE OF OWNERSHIP;
                                    BENEFICIARY DESIGNATION; CHANGE OF
                                    BENEFICIARY; ASSIGNMENT/PAGE 7

PREMIUMS                            PREMIUM PAYMENTS; ALLOCATION OF PREMIUMS;
                                    GRACE PERIOD; DEATH BENEFIT GUARANTEES;
                                    REINSTATEMENT/PAGE 8

DEATH BENEFITS                      DEATH BENEFIT OPTIONS/PAGE 11

POLICY CHANGE                       REQUEST TO CHANGE BENEFITS
                                    AND OPTIONS/PAGE 12

POLICY VALUES                       POLICY VALUE; MONTHLY DEDUCTION;
                                    COST OF INSURANCE; CONTINUATION OF
                                    INSURANCE; BASIS OF POLICY VALUES/PAGE 13

POLICY LOANS                        HOW TO REQUEST A LOAN; INTEREST RATE;
                                    LOAN REPAYMENT/PAGE 15

POLICY SURRENDER                    FULL AND PARTIAL POLICY SURRENDERS/PAGE 17

SUBACCOUNTS                         THE SUBACCOUNTS; NET INVESTMENT
                                    FACTOR; INVESTMENTS OF THE SUBACCOUNTS;
                                    DEDUCTIONS; CHANGES OF INVESTMENTS;
                                    TRANSFERS/PAGE 18

PAYMENT OF POLICY PROCEEDS          HOW THE PROCEEDS ARE PAID; PAYMENT OPTIONS/

                                 POLICY DATA

     Insureds                     Issue Age          Risk Classification
     --------                     ---------          -------------------

    (John Doe)                      (35)             (Male Standard Nonsmoker)
    (Jane Doe)                      (35)             (Female Standard Nonsmoker)


Policy Number:        9090-(1234,567)                Policy Date:                (January 15, 2001)


Type of Policy:       Flexible Premium               Monthly Date:               (15)
                      Survivorship Variable Life
                      (RiverSource)                  Initial Specified Amount:  $(100,000)
                      (Succession Select)

Minimum Specified     Policy Year 1:   $(100,000);   Initial Death
Amount Allowed:       years 2 - 5:     $ (80,000);   Benefit Option:             Option (1)
                      years 6 - 10:    $ (60,000);
                      years 11 - 15:   $ (40,000)
                      thereafter:      $   1,000

-----------------------------------------------------------------------------------------
                                 PREMIUM INFORMATION

Initial Premium:    $(2413.60)           Scheduled Premium:           $(2413.60 per year
                                                                      payable annually)
Minimum Initial                          Death Benefit Guarantee to
Premium:            $(40.63) per month   age 85 premium:              $(56.81) per month

Minimum Initial                          Death Benefit Guarantee to
Premium Period:     5 years              age 100 premium:             $(80.02) per month

Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniver- sary. Because the policy values may be based on the investment results of the subaccounts, the payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain in force unless the premiums needed to keep the Death Benefit Guarantee to age 85 or the Death Benefit Guarantee to age 100 in effect have been paid.

--------------------------------------------------------------------------------

                                           INTEREST AND LOAN INFORMATION

Guaranteed Interest                                      Current Loan
Rate:                          4% per year               Interest Rate:
Guaranteed Interest Rate                                                 Policy Years 1-10:         6% per year
Factor:                        1.0032737                                        11+:                4% per year
                                                                          Guaranteed Loan
                                                                           Interest Rate:           6% per year


--------------------------------------------------------------------------------

                                          FEES AND DEDUCTIONS

Premium Expense Charge:                             Partial Surrender Fee:         $25 or 2% of amount
    All policy years:      5% per year                                             surrendered, whichever
                                                                                   is less
Current Policy Fee:                                        Current
    Years 1 - 10:          $(20) per month          Administrative Charge:         $ (4.00) per month
    11+:                   $ 0 per month                Years 1 - 10:              $  0.00  per month
                                                            11+:
Guaranteed Policy Fee:
   Years 1 - 10:           $20 per month                 Guaranteed
   11+:                    $ 7.50 per month         Administrative Charge:         $ (7.00) per month
                                                        Years 1 - 10:              $ (2.00) per month
Current Mortality and                                       11+:
Expense Risk Charge:
   Years 1 - 10:           0.9% per year
   11+:                    .45% per year

Guaranteed Mortality and
Expense Risk Charge:
   All policy years:       0.9% per year

                                POLICY CREDITS

POLICY VALUE CREDIT REQUIREMENTS:
--------------------------------

The policy value credit will be applied as long as the following requirements have been met:

1.    The policy has been in force for two years; and
2.    - the sum of premiums paid; minus
      - partial surrenders; minus
      - outstanding indebtedness;
3.    equals or exceeds $500,000.

      Policy Value Credit Percentage:

      Current:      0.15% per year                Guaranteed: 0.00% per year


                          TABLE OF SURRENDER CHARGES

        Policy Year           Beginning of Year              End of year
        -----------           -----------------              -----------

            1-5                    687.62                      $687.62
            6                      687.62                       618.86
            7                      618.86                       550.10
            8                      550.10                       481.34
            9                      481.34                       412.57
           10                      412.57                       343.81
           11                      343.81                       275.05
           12                      275.05                       206.29
           13                      206.29                       137.52
           14                      137.52                        68.76
           15                       68.76                         0.00

This table applies to the initial specified amount for the first 15 policy years. After year 5, surrender charges decrease monthly.

                                    Page 3A

9090-1234,567

INVESTMENT OPTIONS                                               INITIAL PREMIUM ALLOCATIONS
------------------                                                ---------------------------

  RiverSource Life Fixed Account                                                                                       0.0%

  RiverSource Life Variable Life Separate Account

SUBACCOUNTS INVESTING IN:
-------------------------

RVS VP Bal                             RiverSource VP Balanced Fund                                                    0.0%
RVS VP Cash Mgmt                       RiverSource VP Cash Management Fund                                             0.0%
RVS VP Div Bond                        RiverSource VP Diversified Bond Fund                                            0.0%
RVS VP Div Eq Inc                      RiverSource VP Diversified Equity Income Fund                                   0.0%
RVS VP Emer Mkts                       RiverSource VP Emerging Markets Fund                                            0.0%
RVS VP Global Bond                     RiverSource VP Global Bond Fund                                                 0.0%
RVS VP Gro                             RiverSource VP Growth Fund                                                      0.0%
RVS VP Hi Yield Bond                   RiverSource VP High Yield Bond Fund                                             0.0%
RVS VP Intl Opp                        RiverSource VP International Opportunity Fund                                   0.0%
RVS VP Lg Cap Eq                       RiverSource VP Large Cap Equity Fund                                            0.0%
RVS VP Mid CapGro                      RiverSource VP Mid Cap Growth Fund                                              0.0%
RVS VP S&P 500                         RiverSource VP S&P 500 Index Fund                                               0.0%
RVS VP Short Duration                  RiverSource VP Short Duration U.S. Government Fund                              0.0%
RVS VP Sm Cap Adv                      RiverSource VP Small Cap Advantage Fund                                         0.0%
AIM VI Cap Appr, Ser I                 AIM V.I. Capital Appreciation Fund, Series I Shares                             0.0%
AIM VI Cap Dev, Ser I                  AIM V.I. Capital Development Fund, Series I Shares                              0.0%
AIM VI Core Eq, Ser I                  AIM V.I. Core Equity Fund, Series I Shares                                      0.0%
AC VP Intl, Cl I                       American Century VP International, Class I                                      0.0%
AC VP Val, Cl I                        American Century VP Value, Class I                                              0.0%
Calvert VS Social Bal                  Calvert Variable Series Inc Social Balanced Portfolio                           0.0%
CS Mid-Cap Gro                         Credit Suisse Trust - Mid-Cap Growth Portfolio                                  0.0%
CS Sm Cap Gro                          Credit Suisse Trust Small Cap Growth Portfolio                                 50.0%
Fid VIP Gro & Inc, Serv Cl             Fidelity VIP Growth & Income Portfolio Service Class                            0.0%
Fid VIP Mid Cap, Serv Cl               Fidelity VIP Mid Cap Portfolio Service Class                                    0.0%
Fid VIP Overseas, Serv Cl              Fidelity VIP Overseas Portfolio Service Class                                   0.0%
FTVIPT Frank Real Est, Cl 2            FTVIPT Franklin Real Estate Fund - Class 2                                      0.0%
FTVIPT Frank Sm Cap Val, Cl 2          FTVIPT Franklin Small Cap Value Securities Fund - Class 2                       0.0%
FTVIPT Temp For Sec, Cl 2              FTVIPT Templeton Foreign Securities Fund - Class 2                              0.0%
GS VIT Structd Sm Cap Eq               Goldman Sachs VIT Structured Small Cap Equity Fund                              0.0%
GS VIT Structd U.S. Eq                 Goldman Sachs VIT Structured U.S. Equity Fund                                   0.0%
GS VIT Mid Cap Val                     Goldman Sachs VIT Mid Cap Value Fund                                            0.0%
Janus Aspen Mid Cap Gro, Serv          Janus Aspen Series Mid Cap Growth Portfolio: Service Shares                     0.0%
Janus Aspen Global Tech, Serv          Janus Aspen Series Global Technology Portfolio: Service Shares                  0.0%
Janus Aspen Intl Gro, Serv             Janus Aspen Series International Growth Portfolio: Service Shares               0.0%
Lazard Retire Intl Eq                  Lazard Retirement International Equity Portfolio                                0.0%
MFS Inv Gro Stock, Serv Cl             MFS Investors Growth Stock Series - Service Class                               0.0%
MFS New Dis, Serv Cl                   MFS New Discovery Series - Service Class                                        0.0%
Put VT Hi Yield, Cl IB                 Putnam VT High Yield Fund - Class IB Shares                                     0.0%
Put VT Intl New Opp, Cl IB             Putnam VT International New Opportunities Fund - Class IB Shares                0.0%
Put VT New 0pp ,Cl IA                  Putnam VT New Opportunities Fund - Class IA Shares                             50.0%
Put VT Vista, Cl IB                    Putnam VT Vista Fund - Class IB Shares                                          0.0%
Royce Micro-Cap                        Royce Micro-Cap Portfolio                                                       0.0%
Third Ave Val                          Third Avenue Value Portfolio                                                    0.0%
Wanger Intl Sm Cap                     Wanger International Small Cap                                                  0.0%
Wanger U.S. Sm Co                      Wanger U.S. Smaller Companies                                                   0.0%

                                    Page 3B

9090-1234,567

-------------------------------------------------------------------------------

                             CSO MORTALITY TABLES

1980 Commissioner's Standard Ordinary Mortality Table; Smoker or Nonsmoker; Male or Female; Age Last Birthday

Ages 20 and Under
-----------------

1980 Commissioner's Standard Ordinary Mortality Table; Male or Female; Age Last Birthday

-------------------------------------------------------------------------------

         GUARANTEED MAXIMUM ANNUAL COST OF INSURANCE RATES PER $1,000

 POLICY              ANNUAL           POLICY              ANNUAL
  YEAR                RATE             YEAR                RATE
  ----                ----             ----                ----

    1               $0.00257            36              $12.05322
    2                0.00826            37               14.24624
    3                0.01515            38               16.93895
    4                0.02371            39               20.19854
    5                0.03343            40               24.08082

    6                0.04591            41               28.57813
    7                0.06071            42               33.70331
    8                0.07797            43               39.42793
    9                0.09839            44               45.83318
   10                0.12244            45               53.09101

   11                0.15139            46               61.43486
   12                0.18454            47               71.10928
   13                0.22300            48               82.35061
   14                0.26851            49               95.24517
   15                0.32223            50              109.65276

   16                0.38666            51              125.44523
   17                0.46522            52              142.48290
   18                0.55724            53              160.62585
   19                0.66972            54              179.87373
   20                0.80268            55              200.33965

   21                0.95860            56              222.26271
   22                1.14068            57              246.15997
   23                1.34662            58              273.03096
   24                1.58306            59              305.14772
   25                1.86193            60              347.85980

   26                2.19547            61              404.11924
   27                2.59978            62              489.55695
   28                3.09726            63              634.61465
   29                3.70868            64              878.14918
   30                4.43962            65              999.99000

   31                5.30348
   32                6.30160
   33                7.43464
   34                8.73590
   35               10.25311

                                    Page 3C

                             SCHEDULE OF BENEFITS AND RIDERS
                             -------------------------------

                                                                               Monthly
                            Effective Date        Expiration Date         Cost of Insurance
                            --------------        ---------------         -----------------

Flexible Premium          (January 15, 2001)      See policy form         See policy form
Survivorship Variable
Life

Four-Year Term            (January 15, 2001)      (January 15, 2005)      See rider form
Insurance Rider
Face Amount of
Insurance: $(100,000)

Policy Split              (January 15, 2001)      (January 15, 2052)      $ (6.00)
Option Rider

Term Insurance            (January 15, 2001)      See rider form          See rider form
Rider
Face Amount of
Insurance: $(100,000)

Survivor Term             (January 15, 2001)      (January 15, 2066)      See rider form
Insurance Rider
Face Amount of
Insurance: $(100,000)

                                    Page 3D

                         POLICY DATA SUPPLEMENTAL PAGE

                             TERM INSURANCE RIDER

               Policy Number:                 (9090-12345678)

               Insured:                       (Jane J. Doe)

               Issue Age:                     (35)

               Face Amount:                   $(100,000)

               Minimum Face Amount:           $(25,000)

               Effective Date:                (January 15, 2001)

               Expiration Date:               See rider form

               Monthly Cost of Insurance      See rider form

               Risk Classification:           (Standard Non-Smoker)

                                    Page 3E

                                          Term Insurance Rider

                                             MALE RATE TABLE

                     GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000
                           FOR INSUREDS WITH A STANDARD RISK CLASSIFICATION

                                                            STANDARD                           STANDARD
ATTAINED                            ATTAINED    STANDARD    NON-         ATTAINED    STANDARD  NON-
  AGE       STANDARD                  AGE       SMOKER      SMOKER         AGE        SMOKER   SMOKER
  ---       --------                  ---       ------      ------         ---        ------   ------
    0       $0.2175                    35       $0.2250     $0.1425         70       $4.8525   $3.0875
    1        0.0850                    36        0.2425      0.1500         71        5.2850    3.4275
    2        0.0825                    37        0.2625      0.1600         72        5.7775    3.8250
    3        0.0800                    38        0.2875      0.1725         73        6.3250    4.2725
    4        0.0775                    39        0.3125      0.1825         74        6.9300    4.7700

    5        0.0725                    40        0.3450      0.1975         75        7.5800    5.3050
    6        0.0675                    41        0.3775      0.2125         76        8.2500    5.8725
    7        0.0650                    42        0.4150      0.2275         77        8.9250    6.4675
    8        0.0625                    43        0.4550      0.2450         78        9.6150    7.0975
    9        0.0600                    44        0.5000      0.2650         79       10.3425    7.7825

   10        0.0625                    45        0.5450      0.2875         80       11.1325    8.5450
   11        0.0675                    46        0.5950      0.3100         81       12.0075    9.4075
   12        0.0750                    47        0.6475      0.3350         82       12.9875   10.3900
   13        0.0875                    48        0.7050      0.3625         83       14.0600   11.4925
   14        0.1025                    49        0.7675      0.3925         84       15.1925   12.6975

   15        0.1175                    50        0.8350      0.4275         85       16.3450   13.9800
   16        0.1325                    51        0.9150      0.4675         86       17.4900   15.3250
   17        0.1425                    52        1.0025      0.5125         87       18.6825   16.7175
   18        0.1500                    53        1.0250      0.5650         88       19.9400   18.1500
   19        0.1550                    54        1.2125      0.6225         89       21.2100   19.6475

                       STANDARD        55        1.3300      0.6875         90       22.5100   21.2325
ATTAINED    STANDARD   NON-            56        1.4550      0.7575         91       23.8825   22.9475
  AGE        SMOKER    SMOKER          57        1.5850      0.8325         92       25.5000   24.8700
  ---        ------    ------          58        1.7250      0.9150         93       27.6200   27.2000
                                       59        1.8725      1.0075         94       30.5957   30.4275
   20       $0.1925    $0.1400
   21        0.1925     0.1375         60        2.0400      1.1125         95       34.5957   34.5957
   22        0.1900     0.1350         61        2.2275      1.2300         96       41.3950   41.3950
   23        0.1850     0.1325         62        2.4375      1.3650         97       53.1975   53.1975
   24        0.1800     0.1275         63        2.6750      1.5175         98       73.2725   73.2725
                                       64        2.9375      1.6850         99       83.3325   83.3325
   25        0.1750     0.1250
   26        0.1725     0.1225         65        3.2125      1.8725
   27        0.1700     0.1200         66        3.5050      2.0750
   28        0.1700     0.1200         67        3.8050      2.2900
   29        0.1725     0.1200         68        4.1225      2.5275
                                       69        4.4700      2.7900
   30        0.1775     0.1200
   31        0.1825     0.1225
   32        0.1900     0.1250
   33        0.2000     0.1300
   34        0.2125     0.1375

For insureds with a preferred risk classification, the above standard non.smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

                                    Page 3F

                                               TERM INSURANCE RIDER

                                                FEMALE RATE TABLE

                          GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000
                                 FOR INSUREDS WITH A STANDARD RISK CLASSIFICATION

                                                                  STANDARD                               STANDARD
 ATTAINED                                 ATTAINED   STANDARD     NON-           ATTAINED    STANDARD    NON-
   AGE       STANDARD                       AGE      SMOKER       SMOKER           AGE       SMOKER      SMOKER
   ---       --------                       ---      ------       ------           ---       ------      ------

    0        $0.1550                         35      $0.1675      $0.1250           70       $2.4625     $1.8725
    1         0.0700                         36       0.1800       0.1325           71        2.7025      2.0775
    2         0.0650                         37       0.1975       0.1425           72        2.9975      2.3275
    3         0.0650                         38       0.2175       0.1550           73        3.3500      2.6275
    4         0.0625                         39       0.2375       0.1650           74        3.7525      2.9750

    5         0.0625                         40       0.2625       0.1800           75        4.1950      3.3625
    6         0.0600                         41       0.2900       0.1950           76        4.6675      3.7875
    7         0.0575                         42       0.3150       0.2100           77        5.1650      4.2425
    8         0.0575                         43       0.3425       0.2250           78        5.6925      4.7375
    9         0.0575                         44       0.3700       0.2400           79        6.2700      5.2900

   10         0.0550                         45       0.3975       0.2575           80        6.9225      5.9225
   11         0.0575                         46       0.4275       0.2750           81        7.6675      6.6550
   12         0.0600                         47       0.4575       0.2925           82        8.5225      7.5050
   13         0.0625                         48       0.4900       0.3125           83        9.5175      8.4775
   14         0.0675                         49       0.5250       0.3350           84       10.6125      9.5575

   15         0.0725                         50       0.5650       0.3600           85       11.7875     10.7425
   16         0.0750                         51       0.6050       0.3900           86       13.0400     12.0275
   17         0.0800                         52       0.6525       0.4200           87       14.3600     13.4100
   18         0.0825                         53       0.7050       0.4550           88       15.7550     14.9025
   19         0.0850                         54       0.7575       0.4925           89       17.2300     16.5150

                           STANDARD          55       0.8125       0.5300           90       18.8925     18.2725
 ATTAINED    STANDARD      NON-              56       0.8650       0.5700           91       20.7175     20.2225
   AGE        SMOKER       SMOKER            57       0.9175       0.6075           92       22.7875     22.4525
   ---        ------       ------            58       0.9675       0.6450           93       25.2800     25.1475
                                             59       1.0200       0.6875           94       28.7350     28.7350
    20       $0.0975      $0.0825
    21        0.0975       0.0850            60       1.0825       0.7375           95       33.5325     33.5325
    22        0.1000       0.0850            61       1.1625       0.8000           96       40.6975     40.6975
    23        0.1025       0.0875            62       1.2650       0.8775           97       52.8275     52.8275
    24        0.1050       0.0900            63       1.3875       0.9725           98       73.1550     73.1550
                                             64       1.5275       1.0800           99       83.3325     83.3325
    25        0.1075       0.0900
    26        0.1125       0.0925            65       1.6750       1.1950
    27        0.1150       0.0950            66       1.8225       1.3150
    28        0.1200       0.0975            67       1.9675       1.4375
    29        0.1250       0.1000            68       2.1150       1.5650
                                             69       2.2750       1.7075
    30        0.1300       0.1025
    31        0.1350       0.1075
    32        0.1425       0.1100
    33        0.1500       0.1150
    34        0.1575       0.1200

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

                                    Page 3G

                                  DEFINITIONS

The following words are used often in this policy. When we use these words, this is what we mean:

ACCUMULATION UNIT
An accounting unit used to calculate the policy value of the subaccounts. It is a measure of the net investment results of each of the subaccounts.

ATTAINED INSURANCE AGE
Each insured's insurance age plus the number of policy anniversaries since the policy date. Attained insurance age changes only on a policy anniversary.

CASH SURRENDER VALUE
The policy proceeds if the policy is surrendered in full. It is the policy value minus indebtedness, minus surrender charges as shown under Policy Data.

DEATH BENEFIT GUARANTEE TO AGE 85
A guarantee that the policy will not lapse:
1.    before the youngest insured's attained insurance age 85; or
2.    15 policy years, if later.

DEATH BENEFIT GUARANTEE TO AGE 85 PREMIUM
The premium required to keep the death benefit guarantee to age 85 in effect. The death benefit guarantee to age 85 premium is shown under Policy Data.

DEATH BENEFIT GUARANTEE TO AGE 100
A guarantee that the policy will not lapse before the youngest insured's attained insurance age 100.

DEATH BENEFIT GUARANTEE TO AGE 100 PREMIUM
The premium required to keep the death benefit guarantee to age 100 in effect. The death benefit guarantee to age 100 premium is shown under Policy Data.

FIXED ACCOUNT
Our general investment account. It is made up of our assets other than those held in any separate account.

FIXED ACCOUNT VALUE
The portion of the policy value that is allocated to the fixed account, including indebtedness.

IN FORCE
The insureds' lives remain insured under the terms of this policy.

INDEBTEDNESS
All existing loans on this policy plus policy loan interest that has been accrued or added to the policy loan.

INSURANCE AGE
The issue age shown under Policy Data for each insured as determined by us from the birthdates stated in the application.

INSUREDS
The persons whose lives are insured by this policy.

LAST SURVIVING INSURED
The second to die of the insureds.

MONTHLY DATE
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

NET PREMIUM
The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge shown under Policy Data.

POLICY ANNIVERSARY
The same day and month as the policy date each year that the policy remains in force.

POLICY DATE
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

POLICY VALUE
The sum of the fixed account value and the variable account value.

PROCEEDS
The amount payable by this policy as follows:

1. upon death of the last surviving insured prior to the youngest insured's attained insurance age 100, proceeds will be the death benefit under the option in effect as of the date of that insured's death, minus any indebtedness;
2. upon the death of the last surviving insured on or after the youngest insured's attained insurance age 100, proceeds will be the greater of the policy value minus any indebtedness on the date of death of the last surviving insured; or, the policy value at the youngest insured's attained insurance age 100 minus any indebtedness on the date of death of the last surviving insured;
3. upon surrender of the policy, the proceeds will be the cash surrender value.

PRO-RATA BASIS
Allocation to the fixed account and each of the sub-accounts. It is proportionate to the value (minus any indebtedness in the fixed account) that each bears to the policy value, minus indebtedness.

SPECIFIED AMOUNT
An amount used to determine the death benefit and the proceeds payable upon death of the last surviving insured prior to the youngest insured's attained insurance age 100. The initial specified amount is shown under Policy Data.

30090 C                              Page 4                                2/01

SUBACCOUNTS
The subaccounts named under Policy Data. Each is an investment division of the variable account and invests in a particular portfolio.

TERMINATE
This policy is no longer in force. All insurance coverage under this policy has stopped.

VALUATION DATE
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

VALUATION PERIOD
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ACCOUNT VALUE
The sum of the values of the subaccounts under this policy.

WE, OUR, US
RiverSource Life Insurance Company.

WRITTEN REQUEST
A request in writing signed by you.

YOUNGEST INSURED
The insured with the youngest issue age as shown under Policy Data.

YOU, YOUR
The owner of this policy. The owner may be someone other than an insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

                           THE INSURANCE CONTRACT

ENTIRE CONTRACT

      This policy and the copy of the application attached to it and any endorsements or riders added to the policy are the entire contract between you and us.

      No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

      In issuing this policy, we have relied upon the application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

INCONTESTABILITY

      After this policy has been in force during both insured's lifetime for two years from the policy date, we cannot contest the policy except for nonpayment of premiums.

      While this policy is contestable, we, on the basis of a misstatement or misrepresentation made in the application, may rescind or reform this policy and we may deny a claim.

SUICIDE

      If either of the insureds die by suicide while sane or insane within two years (one year in Colorado and North Dakota) from the policy date, the only amount payable by us will be the premium paid, minus any indebtedness and partial surrenders. The policy will terminate as of the date of the first death by suicide. We will pay any amount payable to you, if living, otherwise to your estate.

POLICY EXCHANGE

      Once during the first two policy years, you have the right to exchange this policy for a flexible premium life insurance policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

VOTING RIGHTS

      All policy owners with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

30090 C                             Page 5                                 2/01

STATE LAWS

      This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

MISSTATEMENT OF AGE OR SEX

      If an insured's age or sex has been misstated, the proceeds payable upon the last surviving insured's death will be:

      1.    the policy value on the date of death; plus

      2. the amount of insurance that would have been purchased by the cost of insurance de ducted for the policy month during which the last surviving insured's death occurred, if that cost had been calculated using the cost of insurance rates for the correct age and sex; minus

      3.    any indebtedness on the date of death.

POLICY TERMINATION

      This policy will terminate on the earliest of the following:

      1.    the date you request that coverage ends; or

      2.    the date you surrender the policy in full; or

      3.    the end of the grace period; or

      4.    the date of death of the last surviving insured.

POLICY TAX TREATMENT

      This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, and 7702 of the Internal Revenue Code as they now exist or may later be amended.

      We reserve the right to endorse this policy to comply with:

      1.    future changes in the Internal Revenue Code;

      2.    any regulations or rulings issued under the Code; and

      3.    any other requirements imposed by the Internal Revenue Service;

      with respect to remaining qualified for treatment as a life insurance policy under these Code sections.

      We will provide the owner with a copy of any such endorsement.

30090 C                             Page 6                                2/01

                             OWNER AND BENEFICIARY

OWNER RIGHTS

      As owner, you are entitled to exercise all the rights and privileges of this policy while either or both of the insureds are living.

SUCCESSOR OWNER

      A successor owner becomes the new owner of this policy if you die during the lifetime of either insured. If no successor owner is living at the time of your death, ownership will pass to your estate. The successor owner, if any, is provided at the time of application unless changed as provided below.

CHANGE OF OWNERSHIP

      You can change the ownership, or successor ownership, of this policy by written request on a form approved by us. The change must be made while an insured is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

PAYMENT OF PROCEEDS

      We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

CHANGE OF BENEFICIARY

      By making a satisfactory written request to us, you may change the beneficiary anytime while an insured is living. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

PAYMENT OF PROCEEDS IF NO SURVIVING BENEFICIARY

      Only those beneficiaries who are living at the last surviving insured's death may share in the proceeds. If no beneficiary survives the last surviving insured, we will pay the proceeds to you, if living; otherwise to your estate.

COLLATERAL ASSIGNMENT

      While an insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum. You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

30090 C                             Page 7                                2/01

                                   PREMIUMS

PREMIUM PAYMENTS

      Three types of premium payments apply to this policy. We call these:

      1.    the initial premium;

      2.    scheduled premiums; and

      3.    unscheduled premiums

INITIAL PREMIUM

      The initial premium is the premium due on the policy date of this policy.

SCHEDULED PREMIUM

      The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval that you selected in the application. However, no scheduled premium may be paid on or after the youngest insured's attained insurance age 100.

      The scheduled premium will serve only as an indication of your intent as to the frequency and amount of future premium payments. You may change the amount or interval at any time by written request. You may also skip scheduled premium payments. Any change in amount may be subject to applicable tax laws and regulations.

      Scheduled premiums may be paid annually, semi-annually, or quarterly Payment at any other interval must be approved by us. Scheduled premium payments must be at least $50. We reserve the right to limit the amount of any increase in scheduled premiums.

UNSCHEDULED PREMIUM PAYMENTS

      You can make additional premium payments of at least $50 at any time prior to the youngest insured's attained insurance age 100. We reserve the right to limit the number and amount of these unscheduled premiums. This includes our right to refuse such premiums if there is indebtedness on this policy.

PREMIUMS PAYABLE

      Premiums must be paid or mailed to us at our home office or to an authorized agent. We will give you a receipt if you request one. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, will not be considered payment.

ALLOCATION OF PREMIUM PAYMENTS

      Premium payments applied to the fixed account and the subaccounts will be allocated as specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change this allocation. The change will be effective for all premiums received after our receipt of the change. Premiums received before the policy date will be allocated initially to the fixed account. On the policy date, the policy value in the fixed account will be transferred to the subaccounts or remain in the fixed account in accordance with your premium allocation percentages. For any premium received on or after the policy date, the premium will be allocated in accordance with your premium allocation percentages.

PREMIUM PAYMENT RESTRICTIONS

      We reserve the right to refuse premiums and to return premiums with interest if such premiums would disqualify your policy from:

      1. treatment as a life insurance policy under Code Sections 72, 101, and 7702; or

      2.    favorable tax treatment under Code Sections 72 and 101.

30090 C                             Page 8                                2/01

GRACE PERIOD

      If, on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date, a grace period of 61 days will begin.

      The grace period will give you time to pay a premium sufficient to continue your coverage. We will mail, to your last known address, a notice as to the premium needed so that the next three monthly deductions can be made.

      If the premium is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period.

      If the last surviving insured's death occurs during the grace period and benefits become payable under the policy, any overdue monthly deductions will be deducted from the proceeds.

      If a death benefit guarantee is in effect as described in the provisions below, the policy will not enter the grace period. In addition, to allow you the opportunity to increase your policy value gradually so that the cash surrender value is sufficient to pay the monthly deduction, you may choose to pay only the minimum initial premium during the minimum initial premium period as long as the policy value minus indebtedness equals or exceeds the monthly deduction. The policy will not enter the grace period during the minimum initial premium period as shown under Policy Data, if:

      1. on a monthly date, the policy value minus indebtedness equals or exceeds the monthly deduction for the policy month following such monthly date; and

      2. the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness equals or exceeds the minimum initial premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

DEATH BENEFIT GUARANTEES

      The death benefit guarantees described below will protect the policy from lapsing even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date. Sufficient premiums as described in the provision must be paid to keep the death benefit guarantees in effect.

DEATH BENEFIT GUARANTEE TO AGE 85

      Until the youngest insured's attained insurance age 85, or 15 years from the policy date, whichever is later, this policy will not terminate even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date if the death benefit guarantee to age 85 is in effect.

      The death benefit guarantee to age 85 will remain in effect if, on each monthly date, (a) equals or exceeds (b) where:

      (a) is the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness; and

      (b) is the death benefit guarantee to age 85 premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

      Premiums may be paid on other than a monthly basis as long as the sum of premiums paid is at least equal to the total required death benefit guarantee to age 85 premiums at all times.

      If on a monthly date, sufficient premiums have not been paid to maintain the death benefit guarantee to age 85, an additional period of 61 days will be allowed for the payment of a premium sufficient to keep the death benefit guarantee to age 85 in effect. If the premium is not paid within this period, the death benefit guarantee to age 85 provision will no longer be in effect, and cannot be reinstated. Your policy will also lapse, as described in the "Grace Period" provision, if the cash surrender value is insufficient to pay the monthly deduction on a monthly date.

      The death benefit guarantee to age 85 premium will change if: 1) the specified amount is decreased; 2) the death benefit option is changed; or 3) riders are changed or terminated. The new death benefit guarantee to age 85 premium will apply from the date of the change.

30090 C                            Page 9                                  2/01

DEATH BENEFIT GUARANTEE TO AGE 100

      Until the youngest insured's attained insurance age 100, this policy will not terminate even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date if the death benefit guarantee to age 100 is in effect.

      The death benefit guarantee to age 100 will remain in effect if, on each monthly date, (a) equals or exceeds (b) where:

      (a) is the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness; and

      (b) is the death benefit guarantee to age 100 premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

      Premiums may be paid on other than a monthly basis as long as the sum of premiums paid is at least equal to the total required death benefit guarantee to age 100 premiums at all times.

      If on a monthly date, sufficient premiums have not been paid to maintain the death benefit guarantee to age 100, an additional period of 61 days will be allowed for the payment of a premium sufficient to keep the death benefit guarantee to age 100 in effect. If the premium is not paid within this period, the death benefit guarantee to age 100 provision will no longer be in effect, and cannot be reinstated. Your policy will also lapse if, as described in the "Grace Period" provision, the death benefit guarantee to age 85 is not in effect and the cash surrender value is insufficient to pay the monthly deduction on a monthly date.

      The death benefit guarantee to age 100 premium will change if: 1) the specified amount is decreased; 2) the death benefit option is changed; or 3) riders are changed or terminated. The new death benefit guarantee to age 100 premium will apply from the date of the change.

REINSTATEMENT

      This policy may be reinstated within 5 years after the end of the grace period, unless it was surrendered for cash. To do this, we will require all of the following:

      1.    your written request to reinstate the policy;

      2. evidence that both insureds remain insurable, or evidence for the last surviving insured and due proof that the first death occurred before the date of lapse;

      3. payment of a premium that will keep the policy in force for at least 3 months;

      4. payment of the monthly deductions that were not collected during the grace period; and

      5.    payment or reinstatement of any indebtedness.

      The policy value and cash surrender value on the date of reinstatement will be equal to:

      1.    the policy value and cash surrender value on the date of lapse;
            plus

      2. the payment of a premium that will keep the policy in force for at least 3 months; plus

      3. payment of the monthly deductions that were not collected during the 61-day grace period.

      The required premium to reinstate the policy is an amount equal to (a) +
      (b) + (c) - (d), where:

      (a)   is the surrender charge which will be reinstated; and

      (b) is an amount equal to the monthly deductions not taken during the grace period;and

      (c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement; and

      (d)   is the policy value which will be reinstated.

      Surrender charges on the date of reinstatement equal the surrender charges on the date of lapse.

      The effective date of a reinstated policy will be the monthly date on or next following the date on which we approve the application for reinstatement.

      The suicide (except in Alabama, Georgia and Utah) and incontestability periods will apply from the effective date of reinstatement. We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

30090 C                               Page 10                             2/01

                                DEATH BENEFITS

DEATH PRIOR TO THE YOUNGEST INSURED'S ATTAINED AGE 100

      The proceeds payable upon the death of the last surviving insured will be the death benefit in effect on the date of that insured's death, minus any indebtedness. The death benefit will be calculated based on the death benefit option and specified amount in effect as of the last surviving insured's death. One of two options will apply: Option 1 or 2. Both options are described below.

OPTION 1

      The death benefit under this option will be the greater of:

      1.    the specified amount; or

      2. the percentage of policy value from the table below on the date of the last surviving insured's death if death occurs on a valuation date, or on the next valuation date following the date of death.

      The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section. A partial surrender will reduce the specified amount.

OPTION 2

      The death benefit under this option will be the greater of:

      1.    the policy value of this policy, plus the specified amount; or

      2. the percentage of policy value from the table below on the date of the last surviving insured's death if death occurs on a valuation date, or on the next valuation date following the date of death.

      The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

The youngest insured's attained insurance age in the table below refers to the youngest life insured or the age such person would have reached.

Youngest                     Youngest                     Youngest
Insured's     Applicable     Insured's       Applicable   Insured's   Applicable
Attained      Percentage     Attained        Percentage   Attained    Percentage
Insurance     of Policy      Insurance       of Policy    Insurance   of Policy
   Age          Value           Age            Value         Age        Value
   ---          -----           ---            -----         ---        -----

40 or less       250%           53              164%         67          118%
41               243            54              157          68          117
42               236            55              150          69          116
43               229            56              146          70          115
44               222            57              142          71          113
45               215            58              138          72          111
46               209            59              134          73          109
47               203            60              130          74          107
48               197            61              128          75-90       105
49               191            62              126          91          104
50               185            63              124          92          103
51               178            64              122          93          102
52               171            65              120          94          101
                                66              119          95-100      100

The percentage is designed to ensure that the policy meets the provisions of Federal tax law which require a minimum death benefit in relation to policy value for the policy to qualify as life insurance.

DEATH UPON OR AFTER YOUNGEST INSURED'S ATTAINED AGE 100

      The proceeds payable upon the death of the last surviving insured will be the greater of:

      1. the policy value minus any indebtedness on the date of death of the last surviving insured; or

      2. the policy value at the youngest insured's attained insurance age 100 minus any indebtedness on the date of death of the last surviving insured.

30090 C                            Page 11                                 2/01

                                 POLICY CHANGE

REQUEST TO CHANGE BENEFITS

      While this policy is in force, you may request to decrease the specified amount You may also change the death benefit option from 1 to 2 or from 2 to 1. All such changes may be made only prior to the youngest insured's attained insurance age 100 and will be subject to the rules below.

DECREASES OF THE SPECIFIED AMOUNT

      You may decrease the specified amount once per policy year by written request. Such request may only be made after the first policy year. The rules are as follows:

      1. The specified amount that remains in force after a requested decrease may not be less than the minimum specified amount shown under Policy Data.

      2. We reserve the right to decline to make any specified amount decrease that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

CHANGE OF DEATH BENEFIT OPTION

      You may change the death benefit option once per policy year by written request. The change in option will be effective on the monthly date on or next following the date we approve your request.

      If the death benefit is Option 2, it may be changed to Option 1. The new specified amount will be the Option 2 death benefit as of the effective date of change.

      If the death benefit is Option 1, it may be changed to Option 2. The new specified amount will be the Option 1 death benefit, minus the policy value as of the effective date of change.

      The death benefit after a change may not be less than the minimum specified amount shown under Policy Data.

      We reserve the right to decline to make any death benefit option change that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

30090 C                            Page 12                                2/01

                                 POLICY VALUES

POLICY VALUE

      On a given date, the policy value is equal to the fixed account value plus the variable account value.

FIXED ACCOUNT VALUE

      On the policy date, the fixed account value equals: 1) the portion of the initial net premium allocated to the fixed account, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the fixed account for the first policy month.

      On any subsequent date, the fixed account value will be calculated as:

       a + b + c + d - e - f - g

                                    where:

      (a) is the fixed account value on the preceding monthly date plus interest thereon from the preceding monthly date to the date of calculation;

      (b) is the portion of net premiums allocated to the fixed account and received since the preceding monthly date, plus interest on such portions from the date such net premiums were received to the date of calculation;

      (c) is the amount of any transfers from the subaccounts, including loan transfers, to the fixed account since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

      (d)   is any applicable policy value credit.

      (e) is the amount of any transfer from the fixed account, including loan repayment transfers, to the subaccount since the preceding monthly date, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation;

      (f) is the amount of any partial surrenders and partial surrender fees allocated to the fixed account since the preceding monthly date, plus interest on such surrendered amounts from the effective date of such partial surrenders to the date of calculation; and

      (g) if the date of calculation is a monthly date, the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date.

VARIABLE ACCOUNT VALUE

      The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data.

      On the policy date, the value of each subaccount equals: 1) the portion of the initial net premium allocated to the subaccount, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the subaccount for the first policy month.

      On any subsequent date, the value of each sub-account will be calculated as described below if that subsequent date is a valuation date. If that subsequent date is not a valuation date, the value of each subaccount will be calculated on the next valuation date.

      On any valuation date, the value of each subaccount will be calculated as:

           a + b + c + d - e - f - g

                                    where:

      (a) is the value of the subaccount on the preceding valuation date, multiplied by the net investment factor for the current valuation period;

      (b) is the net premiums received and allocated to the subaccount during the current valuation period;

      (c) is the amount of any transfers from other subaccounts or the fixed account, including loan repayment transfers, to the subaccount during the current valuation period;

30090 C                             Page 13                                2/01

      (d)   is any applicable policy value credit;

      (e) is the amount of any transfers to other sub-accounts or the fixed account, including loan transfers, from the subaccount during the current valuation period;

      (f) is the amount of partial surrender and partial surrender fee allocated to the subaccount during the current valuation period; and

      (g) is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the policy month following the monthly date.

MONTHLY DEDUCTION

      A deduction will be made each monthly date prior to the youngest insured's attained insurance age 100 for the cost of insurance, policy fee, monthly administrative charge, and the cost of any riders for the policy month following such monthly date. The monthly deduction for a policy month will be calculated as:

      (a) + (b) + (c) + (d)

      where:

      (a)   is the cost of insurance for the policy month;

      (b) is the policy fee shown under Policy Data. We reserve the right to change the policy fee, but it will never exceed the guaranteed policy fee as shown under Policy Data;

      (c)   is the cost of any policy riders for the policy month; and

      (d) is the administrative charge shown under Policy Data. We reserve the right to change the administrative charge, but it will never exceed the guaranteed administrative charge shown under Policy Data.

      The monthly deduction will be taken from the fixed account and the subaccounts according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change the percentages. Any change will be effective for monthly deductions taken thereafter.

      The monthly deduction will be taken from the fixed account and the subaccounts on a pro-rata basis if: 1) the value in the fixed account or in any subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) you do not specify the account or subaccounts from which the monthly deduction is to be taken.

COST OF INSURANCE CALCULATION

      The cost of insurance for a policy month is calculated as:

                               {a x (b - c)}
                               -------------
                                   1000

      where:

      (a)   is the cost of insurance rate described below;

      (b) is the death benefit on the monthly date divided by the guaranteed interest rate factor shown under Policy Data; and

      (c) is the policy value at the beginning of the policy month. At this point, the policy value has been reduced by the monthly deduction except for the part of the monthly deductions pays for the cost of insurance.

      If the policy value is included in the specified amount and there have been changes in the specified amount, the policy value is considered a pro-rata part of each specified amount.

COST OF INSURANCE RATE

      The cost of insurance rate used to determine the monthly deduction is the annual cost of insurance rate divided by 12. Cost of insurance rates are based on each insured's sex, insurance age, risk classification and the number of years the policy has been in force.

      We may change the cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as each of the insureds. We will determine cost of insurance rates based on our expectations as to future mortality experience. The cost of insurance rates will not exceed the Guaranteed Maximum Annual Cost of Insurance Rates shown under Policy Data and are based on the CSO Mortality Tables as shown under Policy Data.

30090 C                             Page 14                               2/01

INTEREST RATE USED TO DETERMINE FIXED ACCOUNT VALUE

      The guaranteed interest rate applied in the calculation of the fixed account value is the guaranteed interest rate shown under Policy Data. Interest in excess of the guaranteed interest rate may be applied in the calculation of the fixed account value at rates determined by us and at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing our insurance policies, the rates currently in effect for our new and existing insurance policies, product design, competition, and our revenues and expenses.

      Interest in excess of the guaranteed interest rate shown under Policy Data will not be applied to the portion of the policy value that equals any indebtedness due us.

POLICY VALUE CONTINUING INSURANCE

      Insurance coverage under this policy and any benefits provided by riders will be continued until the cash surrender value is insufficient to pay the monthly deduction. See the "Grace Period" and "Death Benefit Guarantees" provisions.

BASIS USED FOR POLICY VALUES

      Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state where this policy was delivered.

POLICY VALUE CREDITS

      We will periodically apply a policy value credit to your policy value should you meet certain requirements. The policy value credit requirements are shown under Policy Data.

      On an annual basis, the policy value credit is an amount determined by multiplying (a) times (b) where:

      (a) is the policy value credit percentage, as shown under Policy Data, at the time the calculation was made; and

      (b) is the policy value less indebtedness at the time the calculation was made.

      We reserve the right to calculate and apply the policy value credit on a quarterly or monthly basis.

      The policy value credit amount shall be applied to the policy value in accordance with the allocation of premium payments.

      We reserve the right to change the policy value credit percentage, but it will never be less than the guaranteed policy value credit percentage as shown under Policy Data.

INFORMATION ABOUT VALUES OF POLICY

      At least once a year, we will send you a report that shows:

      1.    the current policy value;

      2.    premiums paid since the last report;

      3.    all charges since the last report;

      4.    all policy value credits since the last report;

      5.    indebtedness on this policy;

      6.    the current cash surrender value;

      7.    the current death benefit; and

      8.    partial surrenders since the last report.

      At any time, upon written request by you, we will provide a projection of future death benefits and policy values. The projection will be based on (1) assumptions as to specified amount(s), type of coverage option and future premium payments as may be specified by you, and (2) such other assumptions as are necessary and specified by us and/or you.

30090 C                             Page 15                              2/01

                                 POLICY LOANS

HOW TO BORROW MONEY ON THIS POLICY

      By written request or other requests acceptable to us, you may obtain a loan from us whenever this policy has a loan value. The loan value of this policy is the only security required for your loan. A loan must be for at least $500. We will pay interest on the policy value loaned at the guaranteed interest rate shown under Policy Data.

      If you do not specify the accounts from which the loan is to be made, the loan will be made from the fixed account and the subaccounts on a pro-rata basis.

      The amount of any loan and any loan interest from the subaccounts will be transferred from the subaccounts to the fixed account.

DELAY IN PAYMENT OF A LOAN

      We will normally pay the portion of any loan from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any loan from the subaccounts for any period:

      1.    when the New York Stock Exchange is closed; or

      2.    when trading on the New York Stock Exchange is restricted; or

      3.    when an emergency exists, and as a result:

            (a) disposal of securities held in the subaccounts is not reasonably practicable; or
            (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

      4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

      Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

      For any loans from the fixed account, we have the right to postpone the loan for up to 6 months unless the loan is used to pay premiums on any policies you have with us.

POLICY LOAN INTEREST RATE

      The current interest rate for policy loans is shown under Policy Data. We reserve the right to increase this interest rate charge, but it will never exceed the guaranteed loan interest rate shown under Policy Data.

      Interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to your indebtedness and charged the same interest as your loan. The additional interest will be taken from the fixed account and the subaccounts with value on a pro-rata basis.

MAXIMUM LOAN VALUE

      You can borrow an amount up to 90% of the policy value less surrender charges. We calculate the policy value as of the date of the loan. We reserve the right to include monthly deductions and interest to pay for the loan until the next policy anniversary in determining the maximum loan value.

REPAYMENT OF YOUR LOAN

      Your loan can be repaid in full or in part at any time before the last surviving insured's death and while this policy is in force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

      Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited as premiums. They must be in amounts of at least $50. They will be allocated to the fixed account and the subaccounts according to the premium allocation percentages in effect unless you tell us otherwise.

FAILURE TO REPAY LOAN AND LOAN INTEREST

      Failure to repay a loan or to pay loan interest will not terminate this policy unless the cash surrender value is insufficient to pay the monthly deduction, as provided in the Grace Period provision. This would happen if indebtedness exceeded the policy value, minus surrender charges. Failure to repay a loan or to pay loan interest will reduce the proceeds payable upon the death of the last surviving insured and, the cash surrender value.

30090 C                             Page 16

                               POLICY SURRENDER

SURRENDER POLICY

      You may surrender this policy for its cash surrender value at any time. Your request must be in writing. Upon surrender for the cash surrender value, this policy will terminate.

      The cash surrender value of this policy is:
      1.    the policy value at the time of surrender; minus
      2.    any indebtedness on this policy; minus
      3.    any applicable surrender charges as shown under Policy Data.

PARTIAL SURRENDER

      By written request or other requests acceptable to us, you may partially surrender this policy for an amount less than the cash surrender value. Partial surrenders are subject to the rules below and payment of the partial surrender fee shown under Policy Data. We reserve the right to limit the frequency of partial surrenders you may request.

      If death benefit Option 1 is in effect, both the specified amount and the policy value will be reduced by the amount of surrender and partial surrender fee. If death benefit Option 2 is in effect, the policy value will be reduced by the amount of surrender and the partial surrender fee.

RULES FOR A PARTIAL SURRENDER

      The following rules will apply to any partial surrender:

      1.    partial surrenders may not be made in the first policy year;

      2.    the minimum amount that may be surrendered is $500;

      3. the partial surrender amount cannot exceed 90% of the full cash surrender value;

      4. the death benefit that remains in force may not be less than the minimum specified amount shown under Policy Data;

      5. the surrender amount and partial surrender fee will be deducted from the policy value at the time of each partial surrender; and

      6. we reserve the right to decline a request for a partial surrender that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

      If you do not specify the accounts from which the surrender is to be made, the surrender will be made from the fixed account and the subaccounts on a pro-rata basis.

DELAY IN PAYMENT OF A SURRENDER

      We will normally pay the portion of any surrendered amount from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any surrender payment from the subaccounts for any period:

      1.    when the New York Stock Exchange is closed; or

      2.    when trading on the New York Stock Exchange is restricted, or

      3.    when an emergency exists, and as a result:

            (a) disposal of securities held in the subaccounts is not reasonably practicable; or

            (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

      4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

      Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in items 2 and 3 exist.

      For any surrender request from the fixed account, we have the right to postpone the payment for up to 6 months. If we postpone payment more than 30 days, we will also pay you interest. The interest will be paid at the rate of 3% per year based on the amount surrendered for the period of postponement.

30090 C                             Page 17                              2/01

                                  SUBACCOUNTS

SUBACCOUNTS

      The subaccounts are separate investment accounts of ours. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

INVESTMENTS OF THE SUBACCOUNTS

      Net premiums and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

SUBACCOUNT VALUE

      The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values.

SUBACCOUNT ACCUMULATION UNITS

      The number of accumulation units for each of the subaccounts is found by dividing: (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, or partial surrender request.

SUBACCOUNT ACCUMULATION UNIT VALUES

      The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought. The value for any later valuation period is found as follows:

            The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

DETERMINATION OF NET INVESTMENT FACTOR

      The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

      To find the net investment factor of any such subaccount for any valuation period, we divide (1) by (2), and subtract (3) from the result, where:

      (1)   is the net result of:

            a. the net asset value per share of the portfolio in which the subaccount invests determined at the end of the current valuation period; plus

            b. the per-share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus

            c. a per-share charge or credit for any taxes reserved for the current valuation period that we determine to have resulted from the investment operations of the subaccount;

      (2)   is the net result of:

            a. the net asset value per share of the portfolio in which the subaccount invests determined at the end of the last prior valuation period; plus or minus

            b. the per-share charge or credit for any taxes reserved for the last prior valuation period; and

      (3)   is a factor representing the Mortality and Expense Risk Charge.

30090 C                              Page 18                               2/01

DEDUCTIONS FROM THE SUBACCOUNTS

      The mortality and expense risk charge compensates us for assuming the mortality and expense risks under this policy. The deduction will be (1) made from each subaccount; and (2) computed on a daily basis. The mortality and expense risk charge is shown under Policy Data. We reserve the right to change the mortality and expense risk charge, but it will never exceed the guaranteed mortality and expense risk charge as shown under Policy Data.

CHANGE OF INVESTMENTS OF THE SUBACCOUNTS

      This would happen if laws or regulations changed, the investment became unavailable, or, in our judgement, the investment were no longer suitable for the subaccounts. If any of these situations occurred, we would have the right to substitute investments other than those shown under Policy Data. Where required, we would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state where this policy is delivered.

TRANSFERS AMONG YOUR SUBACCOUNTS AND FIXED ACCOUNT

      By written request or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. We reserve the right to charge a fee, not to exceed $25, for each transfer of more than 5 per policy year. We may suspend or modify the transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

      You may also transfer from the fixed account to the subaccounts once a year, but only on the policy anniversary or within 30 days after such policy anniversary. If you make this transfer, you cannot transfer from the subaccounts back into the fixed account until the next policy anniversary. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days after the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the date we receive the request. The minimum transfer amount is $250 or the fixed account value minus indebtedness, if less. The maximum transfer amount is the fixed account value, minus indebtedness. We may suspend or modify this transfer privilege at any time.

30090 C                             Page 19                               2/01

                          PAYMENT OF POLICY PROCEEDS

HOW THE PROCEEDS ARE PAID

      We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate not less than 4% (8% in Arkansas) per year on single sum death proceeds from the date of the last surviving insured's death to the settlement date.

PAYMENT OPTIONS OTHER THAN SINGLE SUM

      During an insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree.

      Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000.

OPTION A - INTEREST PAYMENTS

      We will pay interest on proceeds placed under this option at the rate of 3% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

OPTION B - PAYMENTS FOR A SPECIFIED PERIOD

      We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the table below. Monthly payment amounts for years not shown will be furnished upon request.

                                OPTION B TABLE

                            NUMBER        MONTHLY
                           OF YEARS    PAYMENT/$1000
                           --------    -------------

                              10           9.61
                              15           6.87
                              20           5.51
                              25           4.71
                              30           4.18

OPTION C - LIFETIME INCOME

      We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the Option C table for the sex and age of the payee on the due date of the first payment.

      Monthly income amounts for any age not shown in the Option C table will be furnished upon request.


30090 C                             Page 20

                                  OPTION C TABLE
                                M = MALE F = FEMALE

                            LIFE INCOME PER $1,000 WITH
                              PAYMENTS GUARANTEED FOR
                              -----------------------

AGE PAYEE       SETTLEMENT             5 YEARS          10 YEARS        15 YEARS
---------       ----------             -------          --------        --------
                BEGINNING IN YEAR      M        F       M       F       M      F
                -----------------      -        -       -       -       -      -

65              2005                    5.28    4.68    5.16    4.63    4.96   4.54
                2010                    5.19    4.61    5.08    4.57    4.90   4.49
                2015                    5.11    4.55    5.01    4.51    4.84   4.43
                2020                    5.03    4.49    4.94    4.45    4.78   4.39
                2025                    4.95    4.43    4.87    4.40    4.73   4.34
                2030                    4.88    4.38    4.81    4.35    4.68   4.30

70              2005                    6.15    5.37    5.88    5.26    5.49   5.07
                2010                    6.03    5.28    5.79    5.18    5.42   5.00
                2015                    5.92    5.19    5.70    5.10    5.36   4.94
                2020                    5.81    5.10    5.61    5.03    5.30   4.88
                2025                    5.71    5.03    5.53    4.96    5.24   4.83
                2030                    5.61    4.95    5.45    4.89    5.18   4.77

75              2005                    7.30    6.36    6.74    6.09    6.01   5.67
                2010                    7.14    6.23    6.63    5.99    5.95   5.60
                2015                    6.99    6.10    6.52    5.89    5.90   5.54
                2020                    6.84    5.99    6.42    5.79    5.84   5.47
                2025                    6.71    5.88    6.32    5.71    5.78   5.41
                2030                    6.58    5.78    6.23    5.62    5.73   5.35

85              2005                   10.68    9.65    8.52    8.14    6.73   6.64
                2010                   10.45    9.41    8.44    8.04    6.72   6.62
                2015                   10.22    9.19    8.36    7.93    6.70   6.59
                2020                   10.00    8.98    8.27    7.83    6.68   6.57
                2025                    9.79    8.78    8.19    7.74    6.67   6.54
                2030                    9.60    8.59    8.11    7.64    6.65   6.52

The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates on request.

SUPPLEMENTAL CONTRACT

      If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

BENEFICIARY REQUEST OF PAYMENT OPTION

      After the last surviving insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us.

      You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

PAYMENT OF EXCESS INTEREST EARNINGS

      On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

30090 C                            Page 21                                2/01

FLEXIBLE PREMIUM SURVIVORSHIP
VARIABLE LIFE INSURANCE POLICY

- DEATH BENEFIT PAYABLE AT LAST SURVIVING INSURED'S DEATH.
- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN.
- DEATH BENEFIT GUARANTEES AS DESCRIBED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.




RIVERSOURCE LIFE INSURANCE COMPANY
(70100 AMERIPRISE FINANCIAL CENTER)
(MINNEAPOLIS, MN 55474)